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                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)


                                MICROHELIX, INC.
                    16125 SW 72nd Avenue, Portland, OR 97224
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   595 07X 101
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                                 (CUSIP Number)


                                NOVEMBER 16, 2001
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            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)

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(1)  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 595 07X 101                 13G                     PAGE 2 OF 5 PAGES
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ST. JOHN MEDICAL CENTER FOUNDATION
     IRS ID#: 91-1538852
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     1615 Delaware Street, P.O. Box 3002   Longview, Washington   98632
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               5.   SOLE VOTING POWER

                    402,923
 NUMBER OF     -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            402,923
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               8.   SHARED DISPOSITIVE POWER


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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     402,923
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [_]


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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.6%
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12.  TYPE OF REPORTING PERSON*

     CO (501(c)(3) not-for-profit corp.)
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No. 595 07X 101                 13G                     PAGE 3 OF 5 PAGES
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Item 1(a).  Name of Issuer:  MICROHELIX, INC.


Item 1(b).  Address of Issuer's Principal Executive Offices:
            16125 SW 72ND AVENUE, PORTLAND, OR 97224


Item 2(a).  Name of Person Filing:   ST. JOHN MEDICAL CENTER FOUNDATION


Item 2(b).  Address of Principal Business Office, or if None, Residence:
            1615 DELAWARE STREET, P.O. BOX 3002   LONGVIEW, WASHINGTON   98632


Item 2(c).  Citizenship: WASHINGTON STATE CORPORATION, USA


Item 2(d).  Title of Class of Securities:  COMMON STOCK


Item 2(e).  CUSIP Number:  595 07X 101


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a) [_] Broker or dealer registered under Section 15 of the
                    Exchange Act.
            (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c) [_] Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.
            (d) [_] Investment company registered under Section 8 of the
                    Investment Company Act.
            (e) [_] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);
            (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h) [_] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;
            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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CUSIP No. 595 07X 101                 13G                     PAGE 4 OF 5 PAGES
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Item 4.     Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)  Amount beneficially owned:  402,923

            (b)  Percent of class: 8.6%

            (c)  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote  402,923,

                 (ii)  Shared power to vote or to direct the vote _____________,

                 (iii) Sole power to dispose or to direct the disposition of
                       402,923,

                 (iv)  Shared power to dispose or to direct the disposition of
                       ________

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_]. N/A

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Item 8.     Identification  and  Classification  of Members of the Group.

Item 9.     Notice of Dissolution of Group.

Item 10.    Certifications.

            (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                 "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

            (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

                 "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      02-14-02
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                                                        (Date)


                                         /s/ Tom Bashwiner
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                                                      (Signature)


                                         Tom Bashwiner, Regional Vice President
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                                                       (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).